Filed Pursuant to Rule 424(b)(2)
File No. 333-285715

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 11, 2025)

$1,000,000,000

$600,000,000 5.200% Senior Notes due 2029

$400,000,000 5.750% Senior Notes due 2033

We are offering $600,000,000 aggregate principal amount of 5.200% Senior Notes due 2029 (the “2029 notes”) and $400,000,000 aggregate principal amount of 5.750% Senior Notes due 2033 (the “2033 notes” and, together with the 2029 notes, the “notes”). We will pay interest on the notes on January 15 and July 15 of each year, beginning January 15, 2027. The 2029 notes will mature on July 15, 2029, and the 2033 notes will mature on July 15, 2033, unless, in each case, earlier redeemed or repurchased by us.

We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading “Description of the Notes—Optional Redemption.” If a Tax Credit Event (as defined herein) occurs with respect to a series of notes, we may also redeem such series of notes, in whole but not in part, at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the redemption date. See “Description of the Notes—Right to Redeem Upon a Tax Credit Event.” Upon the occurrence of a change of control triggering event, you may require us to repurchase some or all of your notes of each series at 101% of their principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

We intend to use the net proceeds from this offering to repay existing indebtedness and for general corporate purposes. See “Use of Proceeds.”

The notes will be our senior unsecured obligations ranking equally with all of our other unsecured debt and effectively junior to our future secured debt, if any, and structurally subordinated to the debt and other liabilities (including trade payables) of our subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Price to Public (1)	Underwriting Discount	Proceeds, Before Expenses, to Us
Per 2029 Note	99.946%	0.350%	99.596%
Total	$599,676,000	$2,100,000	$597,576,000
Per 2033 Note	99.740%	0.625%	99.115%
Total	$398,960,000	$2,500,000	$396,460,000

(1)	Plus accrued interest, if any, from June 16, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (a “specified foreign entity”). Each purchaser of the notes, by accepting such notes, will be deemed to have represented, warranted and agreed that it is not a “specified foreign entity.”

The underwriters expect to deliver the notes to purchasers in book-entry form on or about June 16, 2026.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

Citigroup	Goldman Sachs & Co. LLC	SMBC Nikko

Joint Bookrunners

Credit Agricole CIB	HSBC	MUFG	SOCIETE GENERALE

The date of this prospectus supplement is June 11, 2026.

Prospectus

We and the underwriters have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the accompanying prospectus, as applicable, or the date of the applicable incorporated document. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. If the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

INCORPORATION BY REFERENCE

We have “incorporated by reference” into this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules and regulations), which contain important information about us, our business, our financial condition and various important risks you should consider before investing in the notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), filed with the SEC on March 2, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (the “Quarterly Report”), filed with the SEC on May 5, 2026;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2026; and

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2026, March 2, 2026, March 19, 2026, April 16, 2026 and April 30, 2026.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the completion of this offering of the notes will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet site at http://www.sec.gov, from which you can access our filings with the SEC. We maintain an internet site located at http://www.aes.com, which contains information pertaining to us. The website (including the information contained in the website or connected to the website) is not and shall not be deemed incorporated into or a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement on Form S-3 with the SEC with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits for that information.

Any statement contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein concerning, describing or summarizing the provisions of any document filed with the SEC is not necessarily complete, and is qualified in its entirety by reference to the full text of the document filed.

You may obtain, at no cost, copies of each of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) by writing or telephoning the office of General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 682-1159.

SUMMARY

The following summary contains certain information about us and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to invest in the notes. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our financial statements and related notes. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), our Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Quarterly Report”) and any subsequently filed Exchange Act reports for a discussion of important risks that you should consider before investing in the notes.

Unless otherwise indicated or the context otherwise requires, the terms “AES,” “we,” “our,” “us” and “the Company” refer to The AES Corporation, including all of its subsidiaries and affiliates, collectively. The term “The AES Corporation” or “Parent Company” refers only to the parent, a publicly held holding company, The AES Corporation, excluding its subsidiaries and affiliates.

We are a diversified power generation and utility company organized into the following four Strategic Business Units (“SBUs”), mainly organized by technology: Renewables (solar, wind, energy storage, and hydro generation facilities), Utilities (Indianapolis Power & Light Company (“AES Indiana”), The Dayton Power & Light Company (“AES Ohio”) and AES El Salvador regulated utilities and their generation facilities), Energy Infrastructure (natural gas, liquefied natural gas, coal, pet-coke, diesel, and oil generation facilities), and New Energy Technologies (investments in Fluence, Maximo, the AI Fund, and other new and innovative energy technology businesses).

Strategic Highlights

In 2025 and 2026 (through March 31, 2026), we achieved significant milestones on our strategic objectives, including:

•	Our backlog, which includes projects with signed contracts, but which are not yet operational, is now 12.6 GW, including 5.6 GW under construction:

•	Completed the construction of 3.2 GW of renewables; and

•	Signed or were awarded new long-term PPAs for 4.1 GW of renewables.

•	At AES Indiana, filed with the Indiana Utility Regulatory Commission a partial settlement agreement for current rate review, as well as a 20-year integrated resource plan.

•	At AES Ohio, received Public Utilities Commission of Ohio approval for its distribution rate case and filed for new multi-year base distribution rates for 2027 through 2029.

•

With the sale of a minority interest in AES Global Insurance Company, LLC for $450 million in the first quarter of 2025, we achieved our full year 2025 asset sale proceeds target of $400 to $500 million.

Business Lines and Strategic Business Units

Within our four SBUs, we have two primary lines of business: generation and utilities. The generation line of business uses a wide range of fuels and technologies to generate electricity such as solar, hydro, wind, coal, and gas. Our utilities business comprises businesses that transmit, distribute, and in certain circumstances, generate power.

Generation

As of March 31, 2026, we owned and/or operated a generation portfolio of 34,889 MW, including generation from our integrated utility, AES Indiana. Our generation fleet is diversified by technologies and fuel type.

Performance drivers of our generation businesses include types of electricity sales agreements, plant reliability and flexibility, availability of generation capacity to meet contracted sales, fuel costs, seasonality, weather variations, economic activity, fixed-cost management, and competition. The financial performance of our renewables business is also impacted by our ability to complete construction projects and earn U.S. renewable tax credits.

Utilities

Our utility businesses consist of AES Indiana and AES Ohio in the U.S. and four utilities in El Salvador. AES’ six utility businesses distribute power to 2.7 million customers and AES’ two utilities in the U.S. also include generation capacity totaling 4,056 MW.

AES Indiana, our fully integrated regulated utility, and AES Ohio, our transmission and distribution regulated utility, each operate as the sole distributors of electricity within their respective jurisdictions. AES Indiana owns and operates all of the facilities necessary to generate, transmit, and distribute electricity. AES Ohio owns and operates all of the facilities necessary to transmit and distribute electricity. Our distribution business in El Salvador faces limited competition due to significant barriers to enter the market. According to El Salvador’s regulation, large regulated customers have the option of becoming unregulated users and requesting service directly from generation or commercialization agents.

In general, our utilities sell electricity directly to end-users, such as homes and businesses, and bill customers directly. Key performance drivers for utilities include the regulated rate of return and tariff, seasonality, weather variations, economic activity, and reliability of service.

Recent Developments

On March 1, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. Parent is jointly controlled by investment vehicles affiliated with one or more funds, accounts or other entities managed or advised by Global Infrastructure Management, LLC and the EQT Infrastructure VI fund. The Merger is currently expected to close in late 2026 or early 2027, subject to satisfaction or waiver (to the extent permitted by law) of customary closing conditions. There can be no assurance that the Merger will be completed on the anticipated terms or at all.

COMPANY INFORMATION

We were incorporated in the State of Delaware in 1981. Our principal executive office is located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315.

The name “AES” and our logo are AES-owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing in or incorporated by reference into this prospectus supplement or the accompanying base prospectus are owned by their respective holders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The table below presents our summary historical consolidated financial information for the periods presented, which should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes in our Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report, which are incorporated by reference herein. The summary consolidated balance sheet data as of March 31, 2026 has been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2025 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for each of the three-month periods ended March 31, 2026 and 2025 has been derived from our unaudited condensed consolidated financial statements incorporated by reference herein.

Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Three Months Ended March 31,		Years Ended December 31,
	2026	2025	2025	2024	2023
	(unaudited, $ in millions)		(audited, $ in millions)
Statement of Operations Data:
Revenue:
Non-Regulated	2,066	1,941	8,195	8,756	9,245
Regulated	1,114	985	4,038	3,522	3,423

Total revenue	3,180	2,926	12,233	12,278	12,668

Cost of Sales:
Non-Regulated	(1,659)	(1,661)	(6,603)	(6,985)	(7,173)
Regulated	(881)	(824)	(3,419)	(2,979)	(2,991)

Total cost of sales	(2,540)	(2,485)	(10,022)	(9,964)	(10,164)

Operating margin	640	441	2,211	2,314	2,504

General and administrative expenses	(55)	(77)	(241)	(288)	(255)
Interest expense	(353)	(342)	(1,407)	(1,485)	(1,319)
Interest income	65	69	287	381	551
Loss on extinguishment of debt	(8)	(8)	(26)	(17)	(63)
Other expense	(58)	(52)	(458)	(175)	(99)
Other income	12	7	67	156	89
Gain (loss) on disposal and sale of businesses interests	—	(1)	58	351	134
Goodwill impairment expense	—	—	—	—	(12)
Asset impairment expense	(12)	(49)	(224)	(374)	(1,067)
Foreign currency transaction gains (losses)	11	(10)	(79)	31	(359)
Other non-operating expense	—	—	(113)	—	—

Income (loss) from continuing operations before taxes and equity in earnings of affiliates	242	(22)	75	894	104
Income tax benefit (expense)	41	(17)	181	(59)	(261)
Net equity in losses of affiliates	(8)	(34)	(55)	(26)	(32)

Income (loss) from continuing operations	275	(73)	201	809	(189)

	Three Months Ended March 31,		Years Ended December 31,
	2026	2025	2025	2024	2023
	(unaudited, $ in millions)		(audited, $ in millions)
Gain (loss) from disposal of discontinued businesses, net of income tax benefit (expense) of $0, $0, $0, $(7), and $7, respectively	—	—	(39)	(7)	7
Net income (loss)	275	(73)	162	802	(182)
Less: Net loss attributable to noncontrolling interests and redeemable stock of subsidiaries	212	119	748	877	431

Net income attributable to The AES Corporation	487	46	910	1,679	249

As of March 31, 2026
(unaudited, $ in millions)
Balance Sheet Data:
Total Assets	$52,819
Debt:
Recourse	6,171
Non-recourse	24,828
Total Debt	30,999

THE OFFERING

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	The AES Corporation.

Notes Offered	$600,000,000 aggregate principal amount of 5.200% senior notes due 2029

$400,000,000 aggregate principal amount of 5.750% senior notes due 2033

Maturity	The 2029 notes will mature on July 15, 2029.

The 2033 notes will mature on July 15, 2033.

Interest	The 2029 notes will bear interest at an annual rate equal to 5.200%. The 2033 notes will bear interest at an annual rate equal to 5.750%. Interest on each series of notes will be paid on each January 15 and July 15, beginning January 15, 2027.

Record Date	The regular record date for each interest payment date for each series of notes will be the close of business on each January 1 and July 1 immediately preceding such interest payment date.

Ranking	Each series of notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our other senior unsecured debt;

•	effectively junior in right of payment to our future secured debt, if any, to the extent of the value of the assets securing such debt;

•	structurally subordinate to the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of March 31, 2026:

•	we had approximately $4.8 billion of senior unsecured debt, no secured debt and $1.45 billion of subordinated debt outstanding;

•	our subsidiaries had approximately $24.1 billion of debt outstanding, all of which was non-recourse debt; and

•	we had approximately $1.2 billion of undrawn borrowing capacity under the revolving facilities of our senior credit facilities.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured debt that we may incur or the amount of debt (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “Description of the Notes—Certain Covenants of AES—Restrictions on Secured Debt.”

No Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”), you may require us to repurchase some or all of your notes of each series at 101% of their principal amount of such series, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Optional Redemption	Prior to (i) in the case of the 2029 notes, June 15, 2029 (one month prior to their maturity date) and (ii) in the case of the 2033 notes, May 15, 2033 (two months prior to their maturity date), we may redeem the 2029 notes and the 2033 notes at our option, in whole or in part, at any time and from time to time, at the applicable “make whole” redemption price described under “Description of the Notes—Optional Redemption,” plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after June 15, 2029, and May 15, 2033 with respect to the 2029 notes and the 2033 notes, respectively we may redeem the 2029 notes and the 2033 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Tax Credit Event Redemption.	If a Tax Credit Event (as defined herein) occurs with respect to a series of notes, we may redeem such series of notes, in whole but not in part, at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the redemption date. See “Description of the Notes—Right to Redeem Upon a Tax Credit Event.”

Covenants	We have agreed to certain restrictions on incurring secured debt and entering into sale and leaseback transactions. See “Description of the Notes—Certain Covenants of AES.”

Book-Entry Form	The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

No Prior Market	The notes of each series will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes will not be listed on any securities exchange or automated quotation system.

Use of Proceeds	The expected net proceeds from this offering are estimated to be approximately $992.0 million, after deducting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay existing indebtedness and for general corporate purposes. See “Use of Proceeds.”

Trustee	Deutsche Bank Trust Company Americas.

Governing Law	The State of New York.

Risk Factors	Before investing in the notes, you should carefully consider the information discussed under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report and Quarterly Report.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks discussed below, together with the financial and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes. In addition to the risk factors discussed below, please read the sections entitled “Risk Factors” and “Forward-Looking Information and Risk Factor Summary” in our Annual Report and our Quarterly Report, each of which are incorporated herein by reference, and the section entitled “Forward-Looking Statements” in this prospectus supplement, for more information about important risks that you should consider before investing in the notes.

Risks Related to the Notes

The AES Corporation is a holding company and its ability to make payments on its outstanding indebtedness, is dependent upon the receipt of funds from our subsidiaries.

The AES Corporation is a holding company with no material assets other than the stock of its subsidiaries. Almost all of The AES Corporation’s cash flow is generated by the operating activities of its subsidiaries. Therefore, The AES Corporation’s ability to make payments on its indebtedness and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of the subsidiaries to distribute cash to it in the form of dividends, fees, interest, tax sharing payments, loans or otherwise. Our subsidiaries face various restrictions in their ability to distribute cash. Most of the subsidiaries are obligated, pursuant to loan agreements, indentures, or non-recourse financing arrangements, to satisfy certain restricted payment covenants or other conditions before they may make distributions. Business performance and local accounting and tax rules may also limit dividend distributions. Subsidiaries in foreign countries may also be prevented from distributing funds as a result of foreign governments restricting the repatriation of funds or the conversion of currencies.

The AES Corporation’s subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed any of The AES Corporation’s indebtedness, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments.

The notes will be structurally subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes offered hereby or to make any funds available therefor, whether by dividends, fees, loans or other payments. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our debt to participate in the distribution of, or to realize proceeds from, those assets) will be structurally subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). Accordingly, the notes will be structurally subordinated to all liabilities of our subsidiaries. At March 31, 2026, our subsidiaries had approximately $24.1 billion of non-recourse debt outstanding. The indenture governing the notes will not limit the ability of our subsidiaries to incur additional debt, including guaranteeing other debt of The AES Corporation.

The notes will be effectively subordinated to our secured debt.

The notes will be unsecured general obligations of The AES Corporation, and therefore will be effectively subordinated to all of the secured debt of The AES Corporation to the extent of the value of the assets securing such debt. As of March 31, 2026, The AES Corporation had no secured debt outstanding as a result of its receipt of an investment grade rating by Standard & Poor’s in November 2020. However, the indenture governing our senior secured first lien notes due 2025 (the “2025 Notes”) contains a collateral reinstatement provision that would apply in the event that our senior unsecured debt securities are not rated investment grade by at least two rating agencies (without giving effect to third party credit enhancements). In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt (including the 2025 Notes, should the collateral reinstatement provision described in the previous sentence be in effect) may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes offered in this offering. To the extent that such assets cannot satisfy in full our secured debt, the holders of our secured debt, which may include the 2025 Notes if the collateral reinstatement provision applies, would have a claim for any shortfall that would rank equally in right of payment with the notes offered hereby. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes offered hereby. If new secured indebtedness is added to our current debt levels, the related risks we could face would be magnified.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a Change of Control Change of Control Triggering Event (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”), we will be required to offer to repurchase all outstanding notes of each series at 101% of their principal amount of such series plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, issuance of additional debt, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the notes of each series that are tendered upon a Change of Control Triggering Event.

It is also possible that the events that constitute a Change of Control (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”) may also be events of default under the agreements governing our other debt. These events may permit such lenders to accelerate the debt outstanding thereunder. If we are required to repurchase the notes pursuant to a Change of Control Offer (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”) and repay certain amounts outstanding under our other debt if such debt is accelerated, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If our other debt is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase each series of the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any future debt agreements may contain similar provisions.

The terms of the indenture that will govern the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture governing the notes contains terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. For instance, the indenture governing the notes will not require us to maintain any financial ratios or specific levels of net worth, sales, income, cash flow or liquidity.

The definition of the term Change of Control does not cover a variety of transactions (such as acquisitions by The AES Corporation or recapitalizations) that could negatively affect the value of your notes. In addition, both a Change of Control and a Rating Event (as defined in “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”) is required for a Change of Control Triggering Event to take place. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not result in a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

In addition, the definition of Change of Control under the notes excludes the Merger. While we do not expect the Merger to constitute a “Change of Control” under our or our subsidiaries’ other outstanding publicly traded senior notes (because we do not believe the “Rating Event” condition therein to be satisfied), there can be no assurance that it will not be or that the Merger will not constitute a “Change of Control” under such other indebtedness requiring us to repurchase such indebtedness at the option of the holders thereof. In such event, we may not have sufficient financial resources to be able to satisfy our obligations to repurchase such other indebtedness.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

You cannot be sure that an active trading market will develop for these notes, which may hinder your ability to liquidate your investment.

The notes of each series are a new issue of securities with no established trading market and we do not intend to list the notes on any securities exchange. We have been informed by the underwriters that they intend to make a market for the notes of each series after the offering is completed. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes of each series, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. As a result, we cannot assure that an active trading market will develop for the notes of each series. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Credit rating downgrades could adversely affect the trading price of the notes.

The trading price for each series of the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit ratings could increase our borrowing costs and adversely affect the trading prices of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes.

We have a significant amount of debt, which could adversely affect our business and our ability to fulfill our obligations.

As of March 31, 2026, we had approximately $30.3 billion of outstanding debt on a consolidated basis, of which approximately $3.2 billion is classified as current maturity. Prior to November 2020, all outstanding obligations under our senior credit facility and the 2025 Notes were secured by certain of our assets, including the pledge of capital stock of many of The AES Corporation’s directly held subsidiaries. If at least two of Moody’s, Standard & Poor’s or Fitch cease to provide an investment grade rating to our long-term debt securities, and we were unable to obtain an investment grade rating by another ratings agency, the collateral reversion provisions in the indenture governing the 2025 Notes would require us to secure the indebtedness outstanding under such indenture with substantially the same collateral. Most of the debt of The AES Corporation’s subsidiaries is secured by substantially all of the assets of those subsidiaries.

Since we have such a high level of debt, a substantial portion of cash flow from operations must be used to make payments on this debt. This high level of debt and related security could have other important consequences to us and our investors, including:

•	making it more difficult to satisfy debt service and other obligations at The AES Corporation or individual subsidiaries;

•

increasing the likelihood of a downgrade of our debt, which could cause future debt costs and/or payments to increase under our debt and related hedging instruments and consume an even greater portion of cash flow;

•	increasing our vulnerability to general adverse industry and economic conditions, including but not limited to adverse changes in foreign exchange rates, interest rates and commodity prices;

•	reducing available cash flow to fund other corporate purposes and grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that are not as highly leveraged; and

•

limiting, along with the financial and other restrictive covenants relating to such indebtedness, among other things, our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

The agreements governing our debt, including the debt of our subsidiaries, limit, but do not prohibit the incurrence of additional debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on our debt, including the notes, when due. If we were to become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flows may not be sufficient to repay at maturity all of the outstanding debt, including the notes, as it becomes due and, in that event, we may not be able to borrow money, sell assets, raise equity or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due. In addition, our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could come at higher interest rates or may require us to comply with onerous covenants, which could restrict our business operations.

We may redeem the notes if a Tax Credit Event occurs.

We may redeem each series of notes, at our option, in whole, but not in part, if a Tax Credit Event occurs with respect to such series of notes. A “Tax Credit Event” occurs with respect to a series of notes if, in our reasonable determination, there exists a material risk, due to the series of notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that AES or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

“Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) entities specified under Section 154(b) of the National Defense Authorization Act for

Fiscal Year 2024 (which currently includes Contemporary Amperex Technology Company 14 (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing), (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021 and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of the Notes for this reason would be at a redemption price equal to 101% of the principal amount of the Notes being redeemed, in each case plus accrued and unpaid interest to, but not including, the redemption date.

If a Tax Credit Event occurs, and your notes are redeemed, such redemption may adversely affect your anticipated return. We may exercise such redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the notes that are redeemed. See “Description of the Notes—Right to Redeem Upon a Tax Credit Event.”

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference forward-looking statements regarding us, our business, prospects, and our results of operations, that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. These statements include, but are not limited to, statements regarding management’s intents, beliefs, and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “plan,” and similar words. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	the completion of the proposed Merger between AES and Parent on the anticipated terms and timing;

•	the risk that the conditions to the completion of the Merger, including obtaining required stockholder and regulatory approvals, are not satisfied in a timely manner or at all;

•	potential litigation relating to the Merger, including resulting expense or delay, and the effects of any outcomes related thereto;

•	the risk that disruptions from the Merger will harm AES’ business, including current plans and operations;

•	the ability of AES to retain and hire key personnel through the consummation of the Merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•	continued availability of capital and financing, and rating agency actions;

•	certain restrictions during the pendency of the Merger that may impact AES’ ability to pursue certain business opportunities or strategic transactions;

•	significant transaction costs associated with the Merger;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring AES to pay a termination fee or other expenses;

•	competitive responses to the Merger;

•

the economic climate, particularly the state of the economy in the areas in which we operate, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed herein and in our Annual Report;

•

changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•

changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•

changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•	changes in inflation, demand for power, interest rates, and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;

•

our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facilities and other existing financing obligations;

•	our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;

•

changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to compete in markets where we do business;

•	our ability to operate power generation, transmission and distribution facilities, including managing availability, outages, and equipment failures;

•	our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;

•

our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as PPAs, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•

variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;

•	pandemics, or the future outbreak of any other highly infectious or contagious disease;

•	the performance of our contracts by our contract counterparties, including suppliers or customers;

•	severe weather and natural disasters;

•	our ability to manage global supply chain disruptions;

•	our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;

•	the success of our initiatives in renewable energy projects and energy storage projects;

•	the availability of government incentives or policies that support the development of renewable energy generation projects;

•	our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters;

•	our ability to keep up with advances in technology;

•	changes in number of customers or in customer usage;

•	the operations of our joint ventures and equity method investments that we do not control;

•	our ability to achieve reasonable rate treatment in our utility businesses;

•	changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;

•

changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;

•

changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in greenhouse gas reductions and energy storage, including government policies or tax incentives;

•	changes in environmental laws, including requirements for reduced emissions, greenhouse gas legislation, regulation, and/or treaties and coal combustion residuals regulation and remediation;

•	changes in tax laws, including U.S. tax reform, and challenges to our tax positions;

•	the effects of litigation and government and regulatory investigations;

•	the performance of our acquisitions;

•	our ability to maintain adequate insurance;

•	decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other postretirement plans at our subsidiaries;

•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	changes in accounting standards, corporate governance and securities law requirements;

•	our ability to maintain effective internal control over financial reporting;

•	our ability to remediate any future material weakness;

•	our ability to attract and retain talented directors, management, and other personnel;

•	cyber-attacks and information security breaches; and

•	data privacy.

These factors, in addition to others described herein under “Risk Factors,” in our Annual Report, Quarterly Report and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.

You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the SEC that advise of the risks and factors that may affect our business.

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $992.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay existing indebtedness and for general corporate purposes.

Certain affiliates of the underwriters are lenders under our credit facilities and consequently may receive a portion of the net proceeds of the offering to the extent such proceeds are used for the repayment of outstanding borrowings under such facilities. See “Underwriting.”

DESCRIPTION OF THE NOTES

The 5.200% senior notes due 2029 (the “2029 notes”) and the 5.750% senior notes due 2033 (the “2033 notes” and, together with the 2029 notes, the “notes”) will be issued under a senior indenture, dated as of December 8, 1998, between The AES Corporation and Deutsche Bank Trust Company Americas, as a successor to Wells Fargo Bank, N.A. and Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (the “Trustee”), as amended by a ninth supplemental indenture, dated as of April 3, 2003, and a thirty-second supplemental indenture, to be dated June 16, 2026, between The AES Corporation and the Trustee (collectively, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated into this prospectus supplement by reference. A copy of the Indenture is available for inspection at the office of the Trustee.

As used in this “Description of the Notes”, the terms “AES”, “Company”, “we”, “us” and “our” mean The AES Corporation, and do not include any of its subsidiaries.

The Indenture does not limit the aggregate principal amount of debt that may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series.

General

The notes of each series will be issued as separate series of notes under the Indenture and will not be limited in aggregate principal amount. Additional notes may be issued under the Indenture from time to time as part of such series of notes.

Each series of notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our other senior unsecured debt;

•	effectively junior in right of payment to our future secured debt, if any, to the extent of the value of the assets securing such debt;

•	structurally subordinate to the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of March 31, 2026:

•	we had approximately $4.8 billion of senior unsecured debt, no secured debt, and $1.45 billion of subordinated debt outstanding;

•	our subsidiaries had approximately $24.1 billion of debt outstanding, all of which was non-recourse debt; and

•	we had approximately $1.2 billion of undrawn borrowing capacity under the revolving facilities of our senior credit facilities.

As of March 31, 2026, The AES Corporation had no secured debt outstanding as a result of its receipt of an investment grade rating by Standard & Poor’s in November 2020. As a result, the collateral under the indenture governing the 2025 Notes (such indenture, the “2025 Notes Indenture”), was released from the liens securing our obligations thereunder. However, if at least two of Moody’s, Standard & Poor’s or Fitch cease to provide an investment grade rating to our long-term debt securities, and we were unable to obtain an investment grade rating by another ratings agency, the collateral reversion provisions in the 2025 Notes Indenture would require us to secure the indebtedness outstanding under these instruments with substantially the same collateral.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured debt that we may incur or the amount of debt (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “—Certain Covenants of AES—Restrictions on Secured Debt.”

The entire principal amount of the 2029 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 15, 2029. The entire principal amount of the 2033 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 15, 2033. Each series of notes will not be guaranteed by any of our subsidiaries. The notes are not subject to any sinking fund provision.

Interest

The 2029 notes shall bear interest at 5.200% per annum from the date of original issuance, payable semiannually on January 15 and July 15 of each year to the person in whose name such note is registered at the close of business on January 1 and July 1 of each year immediately preceding such interest payment date.

The 2033 notes shall bear interest at 5.750% per annum from the date of original issuance, payable semiannually on January 15 and July 15 of each year to the person in whose name such note is registered at the close of business on January 1 and July 1 of each year immediately preceding such interest payment date.

The initial interest payment date for each series of notes is January 15, 2027. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Repurchase of Notes Upon a Change of Control Triggering Event

Upon a Change of Control Triggering Event (as defined below), each holder of each series of notes shall have the right to require that AES repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Certain of the events constituting a Change of Control under the notes will also constitute an event of default under AES’ senior credit facility and other debt instruments. Due to the highly leveraged nature of AES, there can be no assurance that AES will have sufficient funds to purchase tendered notes upon a Change of Control Triggering Event.

The Change of Control Triggering Event provisions will not necessarily afford protection to holders, including protection against an adverse effect on the value of the notes, in the event that AES or its Subsidiaries incur additional debt, whether through recapitalizations or otherwise. In addition, holders of the notes may not be entitled to require AES to repurchase their notes in certain circumstances involving a significant change in the composition of AES’ Board of Directors, including in connection with a proxy contest where AES’ Board of Directors does not endorse a dissident slate of directors but approves them as directors. In this regard, a decision of the Delaware Chancery Court (not involving AES or its securities) considered a change of control provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (iii) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture provision, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See the definitions for “Change of

Control Triggering Event” and “Change of Control” below. With respect to a sale of assets, the phrase “all or substantially all,” which appears in the definition of Change of Control, has not gained an established meaning. In interpreting this phrase, courts have made subjective determinations, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from such assets. Accordingly, there may be uncertainty as to whether a holder can determine whether a Change of Control Triggering Event has occurred and can exercise any remedies such holder may have upon a Change of Control Triggering Event.

Within 30 days following any Change of Control Triggering Event, AES shall send a notice to each holder of each series of the notes with a copy to the Trustee stating:

(1)

that a Change of Control Triggering Event has occurred and that such holder has the right to require AES to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Offer”);

(2)

the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event);

(3)	the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is sent) (the “Repurchase Date”);

(4)	that any note not tendered will continue to accrue interest;

(5)	that any note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date unless AES defaults in depositing the purchase amount;

(6)

that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

(7)

that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

(8)	that holders which elect to have their notes purchased only in part will be issued new notes in a principal amount equal to the unpurchased portion of the notes surrendered.

On the Repurchase Date, AES shall:

•	accept for payment notes of each series or portions thereof tendered pursuant to the Change of Control Offer;

•	deposit with the Trustee money sufficient to pay the purchase price of all notes of each series or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee notes so accepted together with an officers’ certificate identifying the notes of each series or portions thereof tendered to AES.

The Trustee shall promptly deliver to the holders of the notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and deliver to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. AES will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

AES will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

“Board of Directors” means either the Board of Directors of AES or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of AES (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of AES, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing, a “Change of Control” will not occur or be deemed to occur or have occurred in connection with the GIP/EQT Transaction.

“Change of Control Triggering Event” shall mean the occurrence of a Change of Control and a Rating Event.

“GIP/EQT Transaction” means the transactions contemplated by that certain Agreement and Plan of Merger, dated March 1, 2026, by and among The AES Corporation, a Delaware corporation, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into The AES Corporation, with The AES Corporation surviving the merger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes of a particular series or fails to make a rating of the notes of a particular series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by AES as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means (x) the rating on a series of notes is lowered and (y) such notes are rated below an investment grade rating, in either case, by both of the Rating Agencies on any day within the period (the “Trigger

Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) public announcement of the occurrence of a Change of Control or our or any Person’s intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control (which period will be extended so long as the rating of a series of notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies); provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if (1) during the Trigger Period, the relevant rating is subsequently upgraded to its level at the beginning of the Trigger Period (or better) or (2) the Rating Agency making the reduction in rating to which this definition would otherwise apply publicly announces or informs the Trustee in writing at our request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services LLC, and any successor to its rating agency business.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

Optional Redemption

Prior to (i) in the case of the 2029 notes, June 15, 2029 (one month prior to their maturity date) and (ii) in the case of the 2033 notes, May 15, 2033 (two months prior to their maturity date) (the applicable date with respect to the 2029 notes and the 2033 notes, each a “Par Call Date”), we may redeem the 2029 notes and the 2033 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2029 notes and 25 basis points in the case of the 2033 notes, each less (b) interest accrued to the date of redemption and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem the 2029 and the 2033 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error, and the Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Right to Redeem Upon a Tax Credit Event

If a Tax Credit Event (as defined below) occurs with respect to a series of notes, we may redeem, upon a notice of redemption, such series of notes, in whole but not in part, at a redemption price equal to 101% of the principal amount of the series of notes being redeemed, plus accrued and unpaid interest to the redemption date.

A notice of redemption of a series of notes upon the occurrence of a Tax Credit Event (i) must be sent prior to the later of (a) the end of the calendar year in which the series of notes was issued and (b) six months from the date of issuance of the series of notes and (ii) shall be accompanied by a certificate from an officer of AES stating that a Tax Credit Event has occurred.

A “Tax Credit Event” occurs with respect to a series of notes if, in our reasonable determination, there exists a material risk, due to the series of notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that AES or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) entities specified under Section 154(b) of the National Defense Authorization Act for Fiscal Year 2024 (which currently includes Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing), (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021 and (viii) entities that the OFAC have included on the list of specially designated nationals and blocked persons maintained by OFAC.

The consummation of a redemption upon a Tax Credit Event may be subject to the Trustee’s receipt of the required redemption monies on or before the redemption date (and in such case no such redemption shall occur unless such monies have been received by the Trustee on or before such date).

Certain Covenants of AES

Restrictions on Secured Debt. If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES, AES shall secure the notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of AES or any Subsidiary, (d) liens in favor of United States or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900.0 million at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive. As of the date of this prospectus supplement, AES does not own or lease any Principal Property.

As used in this prospectus supplement:

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Restrictions on Sales and Leasebacks. AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under “—Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

Events of Default

With respect to a series of notes, an Event of Default, as defined in the Indenture, will occur if:

(1)	we default in paying principal or premium, if any, on such series of notes when due, upon acceleration, redemption or otherwise;

(2)	we default in paying interest on such series of notes when it becomes due, and the default continues for a period of 30 days;

(3)

we default in performing or breach any other covenant or agreement in the Indenture with respect to such series of notes and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders of 25% or more in aggregate principal amount of all series of notes issued under the Indenture affected thereby;

(4)	a court having jurisdiction enters a decree or order for:

•	relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect,

•

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries, or

•	the winding up or liquidation of the affairs of AES or any of our Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5)	AES or any of its Material Subsidiaries:

•

commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

•

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries, or

•	effects any general assignment for the benefit of creditors; or

(6)

an event of default, as defined in any indenture or instrument evidencing or under which AES has as of the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of such series of notes at the time outstanding; and provided further that if such default shall be remedied or cured by AES or waived by the requisite number or percentage of holders of such indebtedness as provided in such indenture or instrument, then the Event of Default described under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of the notes or any other person.

If an Event of Default with respect to a series of notes (other than an Event of Default specified in clause (4) or (5) with respect to AES) occurs and continues, then the Trustee or the holders of at least 25% in aggregate principal amount of such series of notes may, by written notice to us, and the Trustee at the request of at least 25% in aggregate principal amount of such series of notes will, declare the principal, premium, if any, and accrued interest on such series of notes to be immediately due and payable. Upon declaration of acceleration, the principal, premium, if any, and accrued interest on such series of notes shall be immediately due and payable.

If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on such series of notes shall be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder.

If, at any time after the principal of the notes of any series shall have become due and payable and before any judgment for payment shall have been obtained or entered, the holders of at least a majority in principal amount of the notes of all series issued under the Indenture that have been accelerated (voting as a single class), by written notice to us and to the Trustee, may waive all past defaults with respect to the notes of such series and rescind and annul a declaration of acceleration with respect to the notes of such series if:

•

all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the notes of such series that have become due solely by that declaration of acceleration, have been cured, waived or otherwise remedied; and

•

AES will have deposited with the Trustee an amount sufficient to pay all matured amounts of interest, principal and premium, if any, which have become due other than by acceleration and all amounts owed to the Trustee.

For information as to the waiver of defaults, see “—Modification and Waiver.”

Subject to certain conditions, the holders of at least a majority in principal amount of debt securities of each series issued under the Indenture that are affected (voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities of such series who did not join in giving that direction, and the Trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities of such series.

A holder of the notes of a series may not pursue any remedy with respect to the Indenture unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of outstanding notes of such series makes a written request to the Trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	within that 60-day period, the holders of at least a majority in principal amount of the notes of such series do not give the Trustee a written direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of the notes of a series to receive payment of the principal, premium, if any, or interest on, the notes of such series or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes of such series, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15% of the total assets of such Person on a consolidated basis.

“Subsidiary” has the meaning set forth above under “—Certain Covenants of AES—Restrictions on Secured Debt.”

Modification and Waiver

The Indenture may be amended or supplemented without the consent of any holder of the notes of a series to:

•	cure ambiguities, defects, or inconsistencies;

•	comply with the terms in “—Restriction on Mergers, Consolidations and Sales of Assets” described below;

•	comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to the notes by a successor trustee;

•	establish the form of notes of a series;

•	provide for uncertificated notes and to make all appropriate changes for such purpose; and

•	make any change that does not adversely affect the rights of any holder.

Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting as a separate class). However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the notes of such series;

•	reduce the principal amount, premium, if any, or interest on the notes of such series;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture with respect to the notes of such series; or

•

reduce the percentage or principal amount of outstanding debt securities of any series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of the debt securities issued under the Indenture, or which modifies the rights of holders of the debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of the debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof.

After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on Mergers, Consolidations and Sales of Assets

Pursuant to the Indenture, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

•

AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing, by supplemental indenture, all our obligations under the notes; and

•

AES delivers to the Trustee (i) an opinion of counsel to the effect that such transaction and such supplemental indenture comply with the Indenture, that all conditions precedent provided for in the Indenture have been complied with and that such supplemental indenture is a valid and binding obligation of AES or the continuing Person, and (ii) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Event of Default has occurred and is continuing.

Reports

We will covenant to deliver to the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) as to all the notes of any series outstanding, when:

•	either:

•	we have paid or caused to be paid the principal, premium, if any, and interest on all the notes of any series outstanding when due; or

•	we have delivered to the Trustee for cancellation all notes of any series theretofore authenticated; or

•

(i) all the notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or will by their terms become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and (ii) we have irrevocably deposited or caused to be deposited with the Trustee, in trust, funds (whether in cash or United States government obligations) in an amount sufficient to pay at maturity or upon redemption all notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on or prior to such date of maturity, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture by us with respect to notes of such series; and

•

upon our request for written acknowledgment of satisfaction and discharge, we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance and Discharge

The Indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the Indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

•	we have deposited with the Trustee, in trust, money and/or United States government obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•	either:

•

an opinion of counsel to the effect that beneficial owners of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance and Discharge” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture such that a ruling is no longer required; or

•	a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Defeasance of Certain Obligations

The Indenture provides that we may make the same type of deposit referred to above under “—Defeasance and Discharge” and be released from certain restrictive covenants in the notes of any series, including the covenants described above under “—Certain Covenants of AES,” “—Restriction on Mergers, Consolidations and Sales of Assets” and “—Reports”, and clauses (3) and (6) described above under “—Events of Default” shall no longer be deemed Events of Default, if:

•

we have deposited with the Trustee, in trust, money and/or United States government obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•

an opinion of counsel to the effect that beneficial owners of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance of Certain Obligations” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Book-Entry, Delivery and Form

Except as set forth below, each series of notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Each series of notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Depositary Procedures—Exchange of Global Notes for Certificated Notes” below.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds

Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The Indenture and notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a description of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes. This discussion applies only to notes that meet both of the following conditions:

•

they are purchased by initial investors who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Code.

This discussion does not describe all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances, such as the special tax accounting rules under Section 451 of the Code, or to beneficial owners subject to special rules, such as:

•	certain financial institutions (such as banks);

•	tax-exempt organizations;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the notes;

•	persons holding notes as part of a hedge, “straddle” or an integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates; or

•	persons subject to any minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner with respect to such notes will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding notes are urged to consult their tax advisors as to their particular U.S. federal income tax consequences to them of the partnership’s holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case, in effect as of the date of this prospectus supplement, changes to any of which after the date hereof may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or any other U.S. federal tax laws, such as estate and gift tax laws or the Medicare tax on certain investment income.

Tax Consequences to U.S. Holders

As used in this section, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

Under certain circumstances, the Company may pay amounts on the notes in excess of the stated interest and principal payable on the notes or may pay amounts prior to the normally scheduled payment dates. For example, upon the occurrence of a Change of Control Triggering Event, the Company would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event,” and upon the occurrence of a Tax Credit Event with respect to a series of notes, the Company may redeem such series of notes, in whole but not in part, at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the Notes—Right to Redeem Upon a Tax Credit Event.” The Company believes and intends to take the position that the possibility that it may be required to make these payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. The Company’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully took a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. In addition, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, which could differ from the stated yield. U.S. Holders should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The notes are expected to be, and the remainder of this discussion assumes that the notes will be, issued (or treated as issued) without original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Retirement

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note, which will generally equal the U.S. Holder’s cost of the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the U.S. Holder’s holding period for the note exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to reduced tax rates. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, retirement or other taxable disposition of the notes, except with respect to a U.S. Holder that establishes that it is an exempt recipient. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails timely to provide its correct taxpayer identification number and to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used in this section, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual should consult his or her tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

Subject to the discussions below concerning backup withholding and FATCA:

•

payments of principal and interest on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States,

(i)

the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company as determined under the Code; and

(ii)

the Non-U.S. Holder certifies, under penalties of perjury, on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances that it is not a United States person. Special certification rules apply to notes that are held through non-U.S. intermediaries.

•

a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base in the United States).

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States), the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), but will be exempt from the withholding tax on interest, provided that the Non-U.S. Holder furnishes a properly executed IRS Form W-8ECI (or appropriate substitute form). A Non-U.S. Holder should consult its tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes including, with respect to a Non-U.S. Holder that is a foreign corporation, the possible imposition of a branch profits tax on its effectively connected earnings and profits at a rate of 30% (or lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the payment of proceeds from a sale, exchange, retirement or other taxable disposition of the notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the notes or of the proceeds from a disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions in the Code and Treasury Regulations promulgated thereunder commonly referred to as “FATCA” generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and SMBC Nikko Securities America, Inc., as representatives of the underwriters named below, each of the underwriters has severally, and not jointly, agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter’s name below.

Underwriters	5.200% Senior Notes due 2029	5.750% Senior Notes due 2033
J.P. Morgan Securities LLC	$228,000,000	$152,000,000
Wells Fargo Securities, LLC	120,000,000	80,000,000
Citigroup Global Markets Inc.	60,000,000	40,000,000
Goldman Sachs & Co. LLC	60,000,000	40,000,000
SMBC Nikko Securities America, Inc.	60,000,000	40,000,000
Credit Agricole Securities (USA) Inc.	18,000,000	12,000,000
HSBC Securities (USA) Inc.	18,000,000	12,000,000
MUFG Securities Americas Inc.	18,000,000	12,000,000
SG Americas Securities, LLC	18,000,000	12,000,000

Total	$600,000,000	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all notes if they purchase any notes.

The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the applicable public offering price. After the initial offering of the notes of the applicable series to the public, the underwriters may change the related public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

Discounts and Commissions

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.200% of the principal amount of the 2029 notes and 0.375% of the principal amount of the 2033 notes. Any such securities dealers may resell notes to certain other dealers at a price that represents a concession of not more than 0.150% of the principal amount of the 2029 notes and 0.250% of the principal amount of the 2033 notes. If all the notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The following table shows the underwriting discounts to be received by the underwriters in connection with this offering:

Per 2029 Note	0.350%
Per 2033 Note	0.625%

The notes of each series are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make a market in each series of the notes but they are not obligated to do so and may discontinue market making with respect to either or both series of notes at any time without notice. No assurance can be given as to the liquidity of any public trading markets for the notes or the development or continuation of such trading markets.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a series in excess of the aggregate principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately 2.0 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses, including in connection with the Merger. Affiliates of certain of the underwriters are agents and/or lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates have a lending relationship with us. In particular, certain affiliates of the underwriters are lenders under our credit facilities and consequently may receive a portion of the net proceeds of the offering to the extent such proceeds are used for the repayment of outstanding borrowings under such facilities. Certain of those underwriters or their affiliates routinely hedge, certain other underwriters or their affiliates have hedged and are likely to hedge and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any EEA Retail Investor in the European Economic Area (the “EEA”). For these purposes, an “EEA Retail Investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to EEA Retail Investor in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any EEA Retail Investor in the EEA may be unlawful under the EU PRIIPs Regulation.

United Kingdom

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”).

Consequently, no disclosure document required by the Financial Conduct Authority Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making the notes available to retail investors in the UK has been prepared and, therefore, offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the POATRs from a requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purpose of the POATRs.

In the UK, this prospectus supplement is being distributed only to and is directed only at: (i) persons who are “investment professionals” falling within Article 19(5) of the Order, (ii) high net worth companies, unincorporated associations and other bodies within the categories described in Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and (iii) any other persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Switzerland

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to

Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Extended Settlement

We expect that delivery of the notes will be made to investors on June 16, 2026, which will be the third business day following the trade date (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes more than one business day prior to June 16, 2026, will be required, by virtue of the fact that the notes initially settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Paul Hastings LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of The AES Corporation appearing in The AES Corporation’s Annual Report on Form 10-K, filed with the SEC on March 2, 2026, for the three years in the period ended December 31, 2025 and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.

PROSPECTUS

The AES Corporation

Common Stock, Preferred Stock, Depositary Shares,

Debt Securities, Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “AES”.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 55 of our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 11, 2025

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “AES”, “we,” “us,” and “our” refer to The AES Corporation and its subsidiaries.

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THE AES CORPORATION

Incorporated in 1981, AES is a global energy company accelerating the future of energy. Together with our many stakeholders, we are improving lives by delivering the greener, smarter energy solutions the world needs. Our diverse workforce is committed to continuous innovation and operational excellence, while partnering with our customers on their strategic energy transitions and continuing to meet their energy needs today.

We are organized into four technology-oriented SBUs: Renewables (solar, wind, energy storage, and hydro generation facilities); Utilities (AES Indiana, AES Ohio, and AES El Salvador regulated utilities and their generation facilities); Energy Infrastructure (natural gas, LNG, coal, pet coke, diesel, and oil generation facilities, and our businesses in Chile); and New Energy Technologies (investments in Fluence, Uplight, Maximo and ohter initiatives) — which are led by our SBU Presidents. We have two lines of business: generation and utilities. Our Renewables, Utilities, and Energy Infrastructure SBUs participate in our first business line, generation, in which we own and/or operate power plants to generate and sell power to customers, such as utilities, industrial users, and other intermediaries. Our Utilities SBU participates in our second business line, utilities, in which we own and/or operate utilities to generate or purchase, distribute, transmit and sell electricity to end-user customers in the residential, commercial, industrial and governmental sectors within a defined service area. In certain circumstances, our utilities also generate and sell electricity on the wholesale market. Our New Energy Technologies SBU includes investments in new and innovative technologies to support leading-edge greener energy solutions.

Our principal offices are located at 4300 Wilson Boulevard, Arlington, Virginia 22203. Our telephone number is (703) 522-1315. Our website address is http://www.aes.com. We are not incorporating the contents of the website into this prospectus.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus are owned by their respective holders.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access our reports, proxy and information statements and other information that we file electronically with the SEC, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December 31, 2024;

(b) Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2024;

(c) Current Report on Form 8-K filed with the SEC on March 10, 2025;

(d) The description of our common stock contained on Form 8-A/A filed with the SEC on May 12, 2000, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost, by writing or telephoning the office of the General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 522-1315.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Some of those factors (in addition to others described elsewhere in this prospectus and in subsequent securities filings) include those factors discussed under the captions entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

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DESCRIPTION OF SECURITIES

We and/or the selling securityholders may sell, from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units, which may be offered under this prospectus. Any common stock or preferred stock that we offer may include rights to acquire our common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to such offer. The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of The AES Corporation appearing in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

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$1,000,000,000

$600,000,000 5.200% Senior Notes due 2029

$400,000,000 5.750% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

June 11, 2026

Joint Book-Running Managers

J.P. Morgan

Wells Fargo Securities

Citigroup

Goldman Sachs & Co. LLC

SMBC Nikko

Joint Bookrunners

Credit Agricole CIB

HSBC

MUFG

SOCIETE GENERALE